Exhibit 99.d(3)

EXPENSE LIMITATION AGREEMENT

CREDIT SUISSE ASSET MANAGEMENT, LLC

One Madison Avenue

New York, New York 10010

November 12, 2013

Credit Suisse Opportunity Funds

One Madison Avenue

New York, New York 10010

Dear Sirs:

Credit Suisse Asset Management, LLC herewith confirms our agreement with you as follows:

1.                                      You are an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”).  Pursuant to an Amended and Restated Investment Advisory Agreement dated as of November 12, 2013 (the “Investment Advisory Agreement”), you have employed us to manage the investment and reinvestment of the assets of Credit Suisse Emerging Markets Equity Fund (the “Fund”), a series of Credit Suisse Opportunity Funds (the “Trust”).

2.                                      We hereby agree that, notwithstanding any provision to the contrary contained in the Investment Advisory Agreement, we shall limit as provided herein the aggregate expenses of every character incurred by the Fund, other than Acquired Fund Fees and Expenses, interest charges on Fund borrowings, taxes, brokerage commissions, dealer spreads and other transaction charges, expenditures that are capitalized in accordance with generally accepted accounting principles, short sale dividends, extraordinary expenses (i.e., litigation and indemnification and any other costs and expenses that may be approved by the governing Board of the Trust, including but not limited to the fees (“Advisory Fees”) payable to us pursuant to the Investment Advisory Agreement (the “Limitation”).  Under the Limitation, we agree that, through December 26, 2014, such expenses shall not exceed a percentage (the “Percentage Expense Limitation”) of the Fund’s average daily net assets equal to, on an annualized basis, 1.50% in the case of Class A shares, 2.25% in the case of Class C shares and 1.25% in the case of Class I shares for Fund.

To determine our liability for expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year, or limitation period, if shorter (the “Prorated Limitation”).  The Prorated Limitation shall be compared to the Fund’s expenses recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the “Allowable Expenses”).  If

Advisory Fees and the Fund’s other expenses for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess (“Unaccrued Fees”).  In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible for the additional excess (“Other Expenses Exceeding Limit”).  Cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit shall be paid to us in the future, provided that (1) no such payment shall be made to us more than three years after the end of the fiscal year during which such Unaccrued Fees or Other Expenses Exceeding Limit were waived or paid for by us, and (2) such payment shall be made only to the extent that it does not cause the applicable Class’ aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation in effect at the time the amount to be repaid was waived.

3.                                      Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing the Fund’s expenses outside the contours of this Agreement during any time period before or after December 26, 2014; nor shall anything herein be construed as requiring that we limit, waive or reimburse any of the Fund’s expenses incurred after December 26, 2014, or, except as expressly set forth herein, prior to such date.

4.                                      This Agreement shall become effective on the date hereof and remain in effect until December 26, 2014.  The provisions contained in paragraph 2 of this Agreement relating to the reimbursement to us for fee waivers and expense reimbursements previously made by us with respect to the Fund shall survive the expiration or termination of this Agreement.

5.                                      This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

CREDIT SUISSE ASSET MANAGEMENT, LLC

By:	/s/John G. Popp
Name: John G. Popp
Title: Managing Director

Agreed to and accepted
as of the date first set forth above.

CREDIT SUISSE OPPORTUNITY FUNDS,
on behalf of Credit Suisse Emerging Markets Equity Fund

By:	/s/Karen Regan
Name: Karen Regan
Title: Secretary